EXHIBIT 99.1

FOR IMMEDIATE RELEASE: December 11, 2002	PR02-13

MONTANA DISTRICT COURT DISMISSES CANYON RESOURCES SUIT
TO OVERTURN ANTI-MINING INITIATIVE, I-137

     Golden, CO-Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced that the Montana First Judicial District Court, Lewis and Clark County, in an order dated December 9, 2002, granted the State of Montana summary judgment on all of the remaining legal claims of the lawsuit filed by Canyon Resources, the Seven-Up Pete Venture, and its co-plaintiffs in their attempts to have the court overturn the anti-mining initiative, I-137, or, alternatively, to be awarded damages for their properties taken from them by imposition of I-137. The court also affirmed the conclusion of the Montana Department of Natural Resources and Conservation hearing examiner in termination of the Seven-Up Pete Venture’s mineral leases with the State.

     “We are disappointed with the decision by the Montana District Court in this case, but are not dismayed. We have recognized from the start that this type of lawsuit usually requires resort to higher levels of review. We are prepared to proceed with our litigation on all of the above issues to the next level of review, either to the Montana Supreme Court or in further pursuit of the action in the federal court system, in the United States District Court for the District of Montana.

     The citizens of Montana and Canyon Resources have been deprived of substantial economic opportunities over many future decades with the enactment of I-137. I-137 has essentially eliminated any new metal mining from the State. Pre-I-137 mineral activities in Montana suggest that as much as $150 million per year would be expended within the state by industry-wide mineral exploration and developments if I-137 were not in effect. The McDonald gold project of the Seven-Up Pete Venture alone could generate one billion dollars of value that would accrue to the economic benefit of Montanans in wages, taxes, purchases of goods and services, and royalty payments to Montana Tech, including 400 high-paying jobs. Mining project wage levels are generally 50% to 75% higher than the average per capita income level in the State, and thus provide high paying jobs over long periods of time.

     Canyon Resources and the Seven-Up Pete Venture will do everything possible to realize the immense value of the world-class gold district at McDonald/Seven-Up Pete for Montanans and our shareholders,” said Richard H. De Voto, President.

     Canyon Resources also operates the Briggs Mine in California, one of hundreds of mines worldwide which produce gold and silver using the same technology banned by I-137 without negative environmental consequences.

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, CONTACT
Richard H. De Voto, President
(303) 278-8464